EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT :

02/06/04	Investors:	Mary Healy, 630-623-6429
	Media:	Anna Rozenich, 630-623-7316

McDONALD'S STARTS 2004 STRONG; JANUARY SALES UP 19%
  U.S. Comparable Sales Up 13.4%
  Europe Comparable Sales Up 6.5%
OAK BROOK, IL – McDonald's Corporation announced today that Systemwide sales for McDonald's restaurants increased 19% in January 2004, compared with January 2003. In constant currencies, January Systemwide sales increased 11%. Led by strong performance in the U.S. and Europe, comparable sales for McDonald's restaurants worldwide increased 10%.

    Jim Cantalupo, McDonald's Chairman and Chief Executive Officer, said, "I am confident 2004 will be a year of ongoing progress for McDonald's. We will continue to revitalize our business and improve our customers' experience thru better service and by enhancing our food taste, menu variety and value offerings, and creating more relevant marketing. Our goal for the year is to further strengthen the foundation of our business in order to sustain profitable growth through execution and innovation in 2005 and beyond. We are pleased that 2004 has begun with such strong momentum; still, we intend to remain disciplined and focused as we pursue our long-term growth objectives."

	January 2004 Systemwide Sales		Comparable Sales

		Excluding	Months ended
	As	Currency	January 31,
Percent Increase/(Decrease)	Reported	Translation	2004	2003

McDonald's Restaurants*	19.1	11.1	10.1	(2.4)
Major Segments:
U.S.	14.5	n/a	13.4	(0.5)
Europe	25.6	8.1	6.5	(3.8)
Asia/Pacific, Middle East & Africa	18.8	6.3	6.4	(7.2)

*	Excludes non-McDonald's brands
n/a	Not applicable

Definitions

Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum payments.

Comparable sales represent the percent change in sales excluding the impact of currency translation for Systemwide restaurants in operation at least thirteen months, compared with the same period in the prior year. Comparable sales information is reviewed by management to assess business trends.

Information excluding currency translation , also called constant currencies, is calculated by translating current year results at prior year average exchange rates.

Related Communications
McDonald's tentatively plans to release February sales on March 5, 2004.

    McDonald's plans to make a presentation to investors at 2:00 p.m. (Eastern Time) on March 8, 2004. This presentation will be webcast live and available for replay for a limited time thereafter on McDonald's website at www.investor.mcdonalds.com.

    More than 30,000 local McDonald's restaurants serve 47 million customers each day in more than 100 countries. Please visit our newly designed website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements which reflect management's expectations regarding future events and operating performance and speak only as of February 6, 2004. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, our forward-looking statements are detailed in the Company's filings with the Securities and Exchange Commission, such as its annual (10-K) and quarterly (10-Q) reports.